EXHIBIT 99.1
ASHFORD HOSPITALITY TRUST
Second Quarter 2025 Conference Call
July 31, 2025
10 a.m. CT

Introductory Comments – Deric Eubanks
Good morning and welcome to today’s conference call to review results for Ashford Hospitality Trust for the second quarter of 2025 and to update you on recent developments. On the call today will also be: Stephen Zsigray, President and Chief Executive Officer; and Chris Nixon, Executive Vice President and Head of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release.
At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call, and the Company is not obligated to publicly update or revise them. Statements made during this call do not constitute an offer to sell or a solicitation of an offer to buy any securities. Securities will be offered only by means of a registration statement and prospectus which can be found at www.sec.gov.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on July 31, 2025, and may also be accessed through the Company’s website at www.ahtreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the second quarter ended June 30, 2025 with the second quarter ended June 30, 2024.
I will now turn the call over to Stephen Zsigray. Please go ahead.
Introduction – Stephen Zsigray
Good morning, everyone, and thank you for joining us today. After my introductory comments, Deric will review our second quarter financial results, and then Chris will provide an operational update on our portfolio.
Our second quarter performance was highlighted by comparable total revenue growth of 1.3% and comparable Hotel EBITDA growth of 2.6%. With macroeconomic headwinds driving RevPAR declines and pressuring margins industry-wide in the quarter, we’re very pleased with our operating performance, which reflects the impact of the strategic decisions our team has made over the past several quarters and the strength of our high-quality, geographically diverse portfolio.

In late 2024, we announced a transformative initiative aimed at driving $50 million in run-rate EBITDA improvement that we refer to as “GRO AHT.” Realizing outsized improvement in property-level performance is critical to achieving that goal. With comparable total revenue growth outpacing comparable RevPAR growth in the second quarter by 3.5 percentage points and our 2.6% year-over-year improvement in comparable Hotel EBITDA for the quarter, we’re reaping the benefits of the tremendous efforts that our asset management team and property managers have made to drive revenue growth while aggressively managing operating expenses.
In addition to strong property-level performance, we’ve also benefited from a number of corporate cost-saving measures that our advisor, Ashford Inc. has implemented for Ashford Trust. Several GRO AHT initiatives remain underway, but we’ve seen meaningful impact from these efforts through the second quarter. Following a number of asset sales, total reported revenue year-to-date declined more than $41 million versus 2024, yet year-to-date Adjusted EBITDAre for the company is down less than $3 million.
We have also continued to make improvements to our capital structure. In April, we extended our MS 17 mortgage loan secured by 17 hotels. The extension provides for an initial maturity in March of 2026 and 2 one-year extension options, subject to the satisfaction of certain conditions, with a final maturity date in March 2028. The loan has a current balance of $410 million and continues to bear interest at a floating rate of SOFR + 3.39%.
Just yesterday, we extended our Highland mortgage loan secured by 18 hotels. The extension provides for an initial maturity in January of 2026 and an additional six-month extension option, subject to the satisfaction of certain conditions, with a final maturity date in July 2026. The loan has a current balance of $734 million and bears interest at a floating rate of SOFR + 4.13%.
As previously discussed, our non-traded preferred stock offering closed at the end of March. This capital raise allowed us to access substantial capital totaling $212 million in gross proceeds. We have launched our follow-on offering of non-traded preferred stock and expect this to be an important source of capital for continued property-level deleveraging and future growth.
Lastly, we’ve continued to make progress on strategic dispositions. We expect to close on the previously announced sale of the Hilton Houston NASA Clear Lake in the coming weeks, and anticipate selling at least three additional assets in the near term. The primary objective of these sales will be to reduce leverage and improve overall cash flow after debt service.
We believe these coordinated efforts are opening a new chapter for Ashford Trust, and the collective impact was evident in our results for the second quarter.
Looking ahead to the second half of the year, while we expect demand headwinds to continue to subside and would further benefit from anticipated interest rate cuts, we remain focused on controlling what we can control and driving outsized performance. We also plan to continue making improvements to our capital structure and exploring opportunistic dispositions to better position the company moving forward.
I will now turn the call over to Deric to review our second quarter financial performance.
Financial Review – Deric Eubanks
Thanks, Stephen.

For the second quarter, we reported a net loss attributable to common stockholders of $(39.9) million, or $(6.88) per diluted share.
For the quarter, we reported AFFO per diluted share of $0.78. It’s important to note that during the quarter, we accrued approximately $6.8 million of default interest on our $744 million Highland Loan. We recently entered into an extension of that loan that eliminated the default interest. If we had not accrued the default interest, our AFFO and AFFO per diluted share for the quarter would have been approximately $11.4 million and $1.93, respectively.
Adjusted EBITDAre for the quarter was $73.8 million.
At the end of the second quarter, we had $2.7 billion of loans with a blended average interest rate of 8.1%, taking into account in-the-money interest rate caps. Considering the current level of SOFR and the corresponding interest rate caps, approximately 24% of our debt is now effectively fixed and 76% is effectively floating.
We ended the quarter with cash and cash equivalents of $100.0 million and restricted cash of $153.9 million. The vast majority of that restricted cash is comprised of lender and manager-held reserve accounts. Our restricted cash increased $15 million from the previous quarter and the vast majority of that cash is set aside for future capital expenditures. At the end of the quarter, we also had $21.8 million due from third-party hotel managers. This primarily represents cash held by one of our property managers, which is also available to fund hotel operating costs. We ended the quarter with net working capital of approximately $184 million, which was $28 million higher than the previous quarter.
As of June 30, 2025, our consolidated portfolio consisted of 72 hotels with 17,329 rooms.
Our share count currently stands at approximately 6.2 million fully diluted shares outstanding, which is comprised of 6.1 million shares of common stock and 0.1 million OP units.
While we are currently paying our preferred dividends quarterly or monthly, we do not anticipate reinstating a common dividend in 2025.
This concludes our financial review, and I would now like to turn it over to Chris to discuss our asset management activities for the quarter.
Asset Management – Chris Nixon
Thank you, Deric.
During the second quarter of 2025, our portfolio demonstrated continued resilience despite a challenging demand environment. During the quarter, Comparable Hotel RevPAR declined 2.2% compared to the prior year quarter, largely due to reduced demand from Group and government-related travel. During the second quarter, Government room nights were down approximately 26% compared to the prior year period, representing a significant headwind to RevPAR performance.
Despite these challenges, our portfolio delivered strong performance, with Comparable Hotel Revenue increasing 1.3% and Comparable Hotel EBITDA growing 2.6% compared to the prior year period. This performance underscores the impact of our “GRO AHT” initiative, which has prioritized high-margin revenue strategies and targeted cost reductions across the portfolio, resulting in Comparable Hotel EBITDA margin expansion of 39 basis points. Our Asset Management team’s focus on driving ancillary income and controlling costs has laid a strong foundation for the remainder of the year, supporting outsized revenue growth even as broader market conditions soften.
Reflecting broader industry trends, the second quarter is expected to be the softest period of 2025 for the Group segment, impacted by the late timing of Easter and continued headwinds from DOGE initiatives affecting government-related travel. Group revenue for the portfolio declined approximately 4% during the second quarter compared to the prior year period. Our resort assets performed particularly well, with Group revenue up 14% in the second quarter compared to the prior year period. Renaissance Palm Springs was a strong contributor to success, delivering a 36% increase in Group revenue during the second quarter compared to the prior year period. The hotel benefited from robust demand associated with festival groups and multiple citywide conventions. Looking ahead to the third quarter of 2025, Group demand remains healthy, with Group revenue currently pacing ahead of the prior year. We are also encouraged by the growing pipeline of event-driven demand—including the 2026 FIFA World Cup, which will run from early June to mid-July across key markets like Miami, Dallas, and Washington D.C. Notably, 42% of our portfolio hotel rooms are located in the host cities for the upcoming World Cup, positioning us to capture outsized demand from this global event.
As mentioned earlier, “GRO AHT” has led to significant operational and financial gains across our portfolio. Second quarter Comparable Hotel EBITDA margin expanded by 39 basis points compared to the prior year period. Additionally, during the second quarter Other Revenue increased 22% on a per occupied room basis compared to the prior year quarter. As part of the “GRO AHT” initiative, we have taken decisive strategic actions to enhance Hotel EBITDA and improve overall profitability—while maintaining service standards. Our property managers have implemented a range of high-margin revenue opportunities and cost optimization measures. These efforts include the deployment of tools to help us monetize our amenities, improved Food and Beverage margin performance plans, and cuts to contracted services. These targeted initiatives have played a key role in driving margin growth in a tough environment. A good example of this is Marriott Crystal Gateway. Despite headwinds related to government activity in Washington, D.C., Marriott Crystal Gateway delivered a 100% increase in Other Revenue during the second quarter and improved its GOP margin by 219 basis points compared to the prior year quarter. Looking ahead, we believe “GRO AHT” positions us to operate under a more sustainable and efficient model. As we move through the remainder of 2025, we remain focused on identifying additional opportunities to further strengthen hotel-level performance and maximize long-term shareholder value.
With that, I would like to highlight a few recent success stories from across our portfolio. In partnership with the project management firm, Premier, many of our assets have recently undergone major renovations or brand conversions and are now beginning to realize the benefits of those investments. For properties that have completed significant renovations or repositionings within the past year, Hotel RevPAR increased 19% in the second quarter compared to the prior year period—demonstrating strong early returns on capital. One example is Embassy Suites Dallas Galleria, which completed a comprehensive guestroom renovation in late 2024. The property delivered an outstanding performance during the second quarter, with Total Revenue up 31% compared to the prior year period. Another strong performer was La Concha Key West, which underwent a strategic repositioning from a Crowne Plaza to a Marriott Autograph Collection hotel in December 2024. In its second full quarter under the new brand, the hotel saw RevPAR increase 28%, Total Revenue increase 41%, and Hotel EBITDA increase 59% compared to the prior year period. Contributing to this momentum were four newly launched food and beverage outlets, including a full-service dinner restaurant that opened midway through the first quarter. As a result, during the second quarter, Food and Beverage revenue increased 668% on a per occupied room basis compared to the prior year period—a testament to the property's improved guest experience and market positioning. Le Pavillon in New Orleans also continued to build on its recent conversion to Marriott’s Tribute Portfolio, delivering another strong quarter. Second quarter RevPAR was up 55%, and Total Revenue increased 46% compared to the prior year quarter. We remain optimistic about this property's trajectory and are actively working to build a robust group and event calendar to further unlock its potential as a differentiated offering within a historic setting.
Moving on to capital expenditures, during the second quarter of 2025, we completed the guestroom renovation at Courtyard Bloomington and the public space renovation at Hampton Inn Evansville. Both projects were aligned with brand franchise agreement renewals and reflect our continued commitment to elevating the guest experience. We also began upgrades to the restaurant and meeting space at Hilton Garden Inn Austin, aimed at modernizing the property and fully leveraging its premier downtown location. Looking ahead, we plan to initiate strategic brand conversions at Sheraton Mission Valley and Sheraton Anchorage, both of which will transition to the Hyatt Regency brand. In addition, we expect to commence public space enhancements at Westin Princeton and Courtyard Bloomington, along with guestroom renovations at Hilton Garden Inn Viginia Beach. These initiatives are part of our disciplined capital deployment strategy and demonstrate our ongoing focus on long-term value creation through portfolio quality and brand alignment. For full-year 2025, we anticipate spending between $90 million and $110 million on capital expenditures.
In summary, our ancillary revenue initiatives are gaining meaningful traction, our expense optimization initiatives continue to drive Hotel EBITDA growth, and our capital investment strategy remains firmly aligned with long-term value creation. We remain focused on positioning our platform for sustained success and are fully committed to maximizing both the performance and value of our portfolio.
That concludes our prepared remarks, and we will now open the call up for Q&A.
Conclusion – Post Q&A
Stephen Zsigray
Thank you for joining today’s call, and we look forward to speaking with you all again next quarter.
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